UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934
Date of report (Date of earliest event reported) October 20, 2006
PROQUEST COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-3246	36-3580106

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

777 Eisenhower Parkway, PO Box 1346	48106-1346

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including area code (734) 761-4700
Not Applicable

(Former name or former address, if changed since last report)
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01            ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On October 20, 2006, ProQuest Company (the “Company”) entered into a Waiver (the “Waiver”) to that certain Credit Agreement dated as of January 31, 2005 among the Company, the financial institutions that are parties thereto and LaSalle Bank Midwest National Association, as administrative and collateral agent; that certain Note Purchase Agreement dated as of October 1, 2002 between the Company and the respective noteholders that are a party thereto, as amended; that certain Note Purchase Agreement dated as of January 31, 2005 between the Company and the respective noteholders that are a party thereto, as amended; that certain Credit Agreement dated as of May 2, 2006 among the Company, the financial institutions that are parties thereto and ING Investment Management LLC, as administrative agent; and, the Waiver and Omnibus Amendment Agreement dated as of May 2, 2006 (the “Omnibus Amendment Agreement”) among the Company, the subsidiary guarantors that are parties thereto, the noteholders that are parties thereto, the bank lenders that are parties thereto, and LaSalle Bank Midwest National Association, as collateral agent (the noteholders, the bank lenders, and the collateral and administrative agents to the agreements identified above, collectively, the “Creditors”).
     The following summary of the Waiver does not purport to be complete and is qualified in its entirety by reference to the copy of the Waiver attached hereto as Exhibit 10.1.
     Pursuant to the Waiver, the Creditors have agreed to consent to the sale of the Company’s Business Solutions business (the “PQBS Sale”) as contemplated by the Stock and Asset Purchase Agreement dated as of October 20, 2006 between the Company and Snap-On Incorporated, subject to certain conditions, including that (i) the PQBS Sale is completed on or before December 31, 2006, (ii) the proceeds from the PQBS Sale will be used to repay indebtedness held by the Creditors other than certain expenses and obligations of the Company, and (iii) the Company and the Creditors enter into an amendment to the Omnibus Amendment Agreement (the “Amendment”) on or prior to the completion of the PQBS Sale.
     In connection with the Waiver, each of the Creditors also executed a commitment (the “Commitments”), in the forms set forth as Exhibit 10.2 hereto. Under the Commitments, each Creditor agreed to enter into an Amendment which shall contain the terms and conditions set forth in the term sheet filed as part of Exhibit 10.2 hereto (the “Term Sheet”), provided that there is no material adverse change in the business, assets, liabilities, properties, condition or results of operations of the Company and its subsidiaries on a consolidated basis and that reasonably acceptable documentation regarding the Amendment is prepared.
     As set forth in the Term Sheet, the Amendment will provide that the waiver period included in the Waiver and Omnibus Amendment Agreement will continue past November 30, 2006 to March 15, 2007. The Amendment will also amend amounts available for borrowing under the Superpriority Commitments and Superpriority Advances (each as defined in the Omnibus Amendment Agreement) that are available under the Omnibus Amendment Agreement to permit the following borrowings:

Through December 31, 2006	$0
January 1, 2007 through January 31, 2007	$14,999,000
February 1, 2007 through February 28, 2007	$20,319,000
March 1, 2007 to but excluding March 15, 2007	$34,304,000
     The Superpriority Advances will not be permitted to exceed $20,319,000 at any time after February 28, 2007 unless the Company shall deliver (i) its 2005 audited financial statements by January 15, 2007 and (ii) written evidence reasonably acceptable to the Creditors that the Company has agreed to the sale of certain assets and has received commitments from a reputable lending source or a combination thereof for the paydown/refinancing of all remaining debt of the Creditors.
     The Amendment will also (i) increase the interest rates for borrowings under Existing Notes and Existing Bank Advances and Superpriority Advances and (ii) modify certain covenants, events of default and fees provided to the Creditors that are included in the Waiver and Omnibus Amendment Agreement, including, without limitation, the monthly EBITDA financial covenant and the obligation to deliver audited financials of the Company to the Creditors. The amendment will also provide that all obligations owing to the Creditors will be paid in full by March 15, 2007. The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the copy of the Term Sheet setting forth the terms of the Amendment which is attached hereto as part of Exhibit 10.2.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits

Exhibit 10.1	Waiver, dated as of October 20, 2006, to that certain Credit Agreement dated as of January 31, 2005 among the Company, the financial institutions that are parties thereto and LaSalle Bank Midwest National Association, as administrative and collateral agent; that certain Note Purchase Agreement dated as of October 1, 2002 between the Company and the respective noteholders that are a party thereto, as amended; that certain Note Purchase Agreement dated as of January 31, 2005 between the Company and the respective noteholders that are a party thereto, as amended; that certain Credit Agreement dated as of May 2, 2006 among the Company, the financial institutions that are parties thereto and ING Investment Management LLC, as administrative agent; and, the Waiver and Omnibus Amendment Agreement dated as of May 2, 2006 among the Company, the subsidiary guarantors that are parties thereto, the noteholders party thereto, the bank lenders party thereto.

Exhibit 10.2	Forms of Commitment executed by the Creditors including the Term Sheet setting forth the terms of the proposed amendment to the Waiver and Omnibus Amendment Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROQUEST COMPANY
(Registrant)

DATE October 23, 2006	BY	/s/ Todd Buchardt
Todd Buchardt
Senior Vice President and General Counsel